Exhibit 4.42

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of February 28, 2014, by and among ChinaCache International Holdings Ltd., a company incorporated in the Cayman Islands (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A.                                    The Company and each Purchaser is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

B.                                    Each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate number of ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), of the Company, in the form of ADSs (as defined below), set forth below such Purchaser’s name on the signature page of this Agreement (which aggregate amount for all Purchasers together shall be 53,855,568 Ordinary Shares (collectively, the “Shares”), equivalent to 3,365,973 ADSs.

C.                                    Contemporaneously with the closing of the purchase of the Shares pursuant to the terms and conditions of   this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, the Company will agree to provide certain registration rights with respect to the Securities (as defined below) under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1                               Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” means any Proceeding, inquiry, notice of violation, pending or, to the Company’s Knowledge, threatened in writing against the Company, any Controlled Entity or any of their respective properties or any officer, director or employee of the Company or any Entity acting in his or her capacity as an officer, director or employee before or by any U.S. federal, U.S. state, U.S. county, U.S. local or non-U.S. court, arbitrator, governmental or administrative agency, regulatory authority, stock market, stock exchange or trading facility.

“ADSs” means the American Depositary Shares of the Company, each representing sixteen (16) Ordinary Shares.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City and China are open for the general transaction of business.

“Cayman Counsel” means Conyers Dill & Pearman (Cayman) Limited.

“ChinaCache Beijing” has the meaning set forth in Section 3.1(pp)(D).

“Closing” means the closing of the purchase and sale of the Securities pursuant to this Agreement.

“Closing Date” means the Business Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all of the conditions set forth in Sections 2.1, 2.2, 5.1 and 5.2 hereof are satisfied or waived, as the case may be, or such other date as the parties may agree.

“Commission” has the meaning set forth in the Recitals.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Company’s Knowledge” means with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge of the executive officers of the Company having responsibility for the matter or matters that are the subject of the statement after reasonable investigation.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Entities” means, collectively, (i) any Subsidiaries of the Company and (ii) any variable interest entities of the Company, with each individually being referred to as a “Controlled Entity.”

“Cross-Regional VAT License” means a value-added telecommunications license for operating a cross-regional value-added telecommunications services business in the PRC.

“Deposit Agreement” means the deposit agreement among the Company, the Depositary, and owners and holders from time to time of the ADSs, pursuant to which the ADSs are issued.

“Depositary” means Citibank, N.A., as the depositary of the Company’s ADSs, or any successor depositary for the Company.

“Disclosure Materials” means, collectively, the SEC Reports, this Agreement and the schedules to this Agreement.

“Effective Date” means the date on which the initial Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles.

“ICP License” means the value-added telecommunication license for operating an internet information services business in the capacity of a foreign invested enterprise in the PRC.

“Indemnified Person” has the meaning set forth in Section 4.8(a).

“Intellectual Property” has the meaning set forth in Section 3.1(q).

“Lien” means any lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right or other restrictions of any kind.

“Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document , (ii) a material and adverse effect on the results of operations, assets, properties, business, condition (financial or otherwise) or prospects of the Company and the

Controlled Entities, taken as a whole, or (iii) any adverse impairment to the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

“Material Contract” means any contract of the Company that was, or was required to be, filed as an exhibit to the SEC Reports pursuant to Item 601 of Regulation S-K or described or disclosed in the SEC Reports.

“Material Permits” has the meaning set forth in Section 3.1(o).

“Ordinary Shares” has the meaning set forth in the Recitals, and also includes any securities into which the Ordinary Shares may hereafter be reclassified or changed.

“Outside Date” means the fifteenth (15th) day following the date of this Agreement; provided that if such day is not a Business Day, the first day following such day that is a Business Day.

“Ownership Structure” has the meaning set forth in Section 3.1(pp)(B).

“Per ADS Purchase Price” means $16.34 per ADS.

“Per Share Purchase Price” means $1.0212 per Share.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“PRC”           means the People’s Republic of China.

“PRC Counsel” means Han Kun Law Offices.

“Principal Trading Market” means the Trading Market on which the ADSs representing the Ordinary Shares are primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be the NASDAQ Global Select Market.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Registrable Securities (as defined in the Registration Rights Agreement).

“Regulation D” has the meaning set forth in the Recitals.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” means all reports, schedules, forms, statements and other documents filed or furnished by the Company with the Commission for the eighteen (18) months preceding the date hereof.

“Securities” means the Shares and the ADSs representing the Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom.

“Subscription Amount” means with respect to each Purchaser, the aggregate amount to be paid for the Shares (as represented by ADSs) purchased hereunder as indicated on such Purchaser’s signature page to this Agreement next to the heading “Aggregate Purchase Price (Subscription Amount)”.

“Subsidiary” means any entity in which the Company, directly or indirectly, owns sufficient capital stock or holds a sufficient equity or similar interest such that it is consolidated with the Company in the financial statements of the Company.

“Trading Day” means (i) a day on which the ADSs representing the Ordinary Shares are listed or quoted and traded on its Principal Trading Market or (ii) if the ADSs representing the Ordinary Shares are not listed quoted on any Trading Market, a day on which the ADSs representing the Ordinary Shares are quoted in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided , that in the event that the ADSs representing the Ordinary Shares are not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the ADSs representing the Ordinary Shares are listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, the Registration Rights Agreement and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

“VIE Agreements” has the meaning set forth in Section 3.1(pp)(A).

“VIEs” has the meaning set forth in Section 3.1(pp)(B).

ARTICLE II.
PURCHASE AND SALE

2.1                               Closing.

(a)                                 Deposit of Ordinary Shares. The Company will, prior to the Closing, deposit the Shares with the Depositary in accordance with the provisions of the Deposit Agreement and otherwise comply with the Deposit Agreement so that ADSs will be issued by the Depositary against receipt of such Shares and delivered to the Purchasers at the Closing.

(b)                                 Purchase of Securities.  Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, the number of Shares in the form of ADSs set forth below such Purchaser’s name on the signature page of this Agreement at a per ADS price equal to the Per ADS Purchase Price.

(c)                                  Closing.  The Closing of the purchase and sale of the Shares in the form of ADSs shall take place on the Closing Date remotely by facsimile transmission or other electronic means as the parties may mutually agree.

(d)                                 Form of Payment.  Unless otherwise agreed to by the Company and a Purchaser (as to itself only), on the Closing Date, (1) the Company shall deliver to each Purchaser valid and registered ADSs in book entry form representing the number of Shares set forth on such Purchaser’s signature page to this Agreement, (2) the Company shall cause the Depositary to duly register each Purchaser as the legal and beneficial owner of the ADSs representing such Purchaser’s Shares in its register and provide such Purchaser with a copy of such register and (3) upon receipt of such register, each Purchaser shall wire its Subscription Amount, in United States dollars and in immediately available funds, in accordance with the Company’s written wire transfer instructions.

2.2                               Closing Deliveries.

(a)                                 On or prior to the Closing, the Company shall issue, deliver or cause to be delivered to each Purchaser the following (the “Company Deliverables”):

(i)                                     this Agreement, duly executed by the Company;

(ii)                                  valid and registered ADSs representing the Shares subscribed for by Purchaser hereunder, registered in the name of such Purchaser or as otherwise set forth on such Purchaser’s Share Certificate Questionnaire included as Exhibit B-2 hereto, with a copy of the Depositary’s register showing such Purchaser as the legal and beneficial owner of such ADSs;

(iii)                               (A) a legal opinion of Cayman Counsel, dated as of the Closing Date, covering the opinions set forth on Exhibit C-1, executed by such counsel and addressed to the Purchasers; (B) a legal opinion of Skadden, dated as of the Closing Date, covering the opinions set forth on Exhibit C-2, executed by such counsel and addressed to the Purchasers; and (C) a legal opinion of PRC Counsel, dated as of the Closing Date, covering the opinions set forth on Exhibit C-3, executed by such counsel and addressed to the Purchasers;

(iv)                              the Registration Rights Agreement, duly executed by the Company; and

(v)                                 a certificate of the Chief Executive Officer, President or Chief Financial Officer of the Company, in the form attached hereto as Exhibit D, dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, (b) certifying the current versions of the articles of incorporation, as amended, and by-laws, as amended, of the Company; (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company; and (d) certifying as to the fulfillment of the conditions specified in Section 5.1(a) and 5.1(b); and

(vi)                              a certificate evidencing the formation and good standing of the Company in its jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a recent date.

(b)                                 On or prior to the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):

(i)                                     this Agreement, duly executed by such Purchaser;

(ii)                                  its Subscription Amount, in U.S. dollars and in immediately available funds, in the amount indicated below such Purchaser’s name on the applicable signature page hereto under the heading “Aggregate Purchase Price (Subscription Amount)” by wire transfer in accordance with the Company’s written instructions;

(iii)                               the Registration Rights Agreement, duly executed by such Purchaser; and

(iv)                              a fully completed and duly executed Accredited Investor Questionnaire and Share Certificate Questionnaire in the forms attached hereto as Exhibits B-1 and B-2 , respectively.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), to each of the Purchasers that:

(a)                                 Controlled Entities. The Company has no direct or indirect Controlled Entities other than those listed on Schedule 3.1(a) attached hereto. The Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all Liens.  All the issued and outstanding shares of capital stock or comparable equity interest of each Controlled Entity are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities excepted as disclosed in the SEC Reports.

(b)                                 Organization and Qualification. The Company and each of its Controlled Entities is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Controlled Entity is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each of its Controlled Entities is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not be expected to have a Material Adverse Effect.

(c)                                  Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Securities in accordance with the terms hereof. The Company’s execution and delivery of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Securities) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its shareholders in connection therewith. Each of the Transaction Documents has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof or thereof, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)                                 No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Securities) do not and will not (i) conflict with or violate any provisions of the Company’s or any Controlled Entity’s certificate or articles of incorporation, bylaws or otherwise result in a violation of the organizational documents of the Company or any Controlled Entity, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Controlled Entity or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any of its Controlled Entities is subject (including U.S. federal, U.S. state and non-U.S. securities laws and the rules and regulations thereunder, assuming the correctness of the representations and warranties made by the Purchasers herein, of any self-regulatory organization to which the Company or its securities are subject, including the Principal Trading Market), or by which any property or asset of the Company or any Controlled Entity is bound or affected, except in the case of clauses (ii) and (iii) such as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  Filings, Consents and Approvals. Neither the Company nor any of its Controlled Entities is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other U.S. federal, U.S. state, U.S. local, non-U.S. or other governmental authority, self-regulatory organization (including the Principal Trading Market) or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including, without limitation, the issuance of the Securities), other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by applicable state securities laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Section 4.6 of this Agreement and (v) those that have been made or obtained prior to the date of this Agreement.

(f)                                   Issuance of the Securities. The issuance of the Securities has been duly authorized and the Securities, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities laws, and shall not be subject to preemptive or similar rights.   Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Securities will be issued in compliance with all applicable U.S. federal, U.S. state and non-U.S. securities laws.  The Shares, when issued and delivered against payment therefor, may be freely deposited by the Company with the Depositary against issuance of ADSs; such ADSs will be freely transferable to the Purchasers; and there are no restrictions on subsequent transfers of such ADSs under the laws of the Cayman Islands, the PRC or the United States, other than restrictions on transfer imposed by applicable securities laws.

(g)                                  Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company), as well as outstanding ADSs, is set forth in Schedule 3.1(g) hereto. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable U.S. federal, U.S. state and non-U.S. securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company.  No shares of the Company’s outstanding capital stock are subject to preemptive rights or similar rights.  There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities.

(h)                                 SEC Reports; Disclosure Materials. The Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished, as applicable, by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the eighteen (18) months preceding the date hereof, on a timely basis or has received a valid extension of such time of filing and has filed or furnished, as applicable, any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)                                     Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of the Company and its Controlled Entities taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate.

(j)                                    Tax Matters. Except as disclosed in the SEC Reports, each of the Company and its Controlled Entities (i) has prepared and filed all U.S. federal, U.S state and non-U.S. income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except, in the case of clauses (i) and (ii) above, where the failure to so pay or file any such tax, assessment, charge or return would not have or reasonably be expected to have a Material Adverse Effect.

(k)                                 Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date hereof,  there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or its Controlled Entities or their respective business, properties, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(l)                                     Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the issuance of the Securities or (ii) except as disclosed in the SEC Reports, is reasonably likely to have a Material Adverse Effect, individually or in the aggregate, if there were an unfavorable decision. Neither the Company nor any Controlled Entity, nor, to the Company’s Knowledge, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under U.S. federal, U.S. state or non-U.S. securities laws or a claim of breach of fiduciary duty.  There has not been, and to the Company’s Knowledge there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the Exchange Act or the Securities Act.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any of its Controlled Entities or any executive officers or directors of the Company or any of its Controlled Entities in their capacities as such, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(m)                             Employment Matters. Except as disclosed in the SEC Reports, no labor dispute exists or, to the Company’s Knowledge, is imminent with respect to any of the employees of the Company or any Controlled Entity which would have or reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Reports, each of the Company and its Controlled Entities is in compliance with all U.S. federal, U.S. state, U.S. local and non-U.S. laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)                                 Compliance. Except as disclosed in the SEC Reports, neither the Company nor any of its Controlled Entities (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Controlled Entities under), nor has the Company or any of its Controlled Entities received written notice of a claim that it is in default under or that it is in violation of, any Material Contract, (ii) is in violation of any order of any court, arbitrator or governmental body having jurisdiction over the Company, its Controlled Entities or their respective properties or assets, or (iii) is in violation of, or in receipt of written notice that it is in violation of, any foreign or domestic statute, rule, regulation, policy or guideline or order of any governmental authority, self-regulatory organization (including the Principal Trading Market) applicable to the Company or any of its Controlled Entities, except in each case set forth in (i), (ii) and (iii) of this paragraph as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)                                 Regulatory Permits. Except as disclosed in the SEC Reports, the Company and each of its Controlled Entities possess all certificates, authorizations and permits issued by the appropriate U.S. federal, U.S. state, U.S. local or non-U.S. regulatory authorities necessary to conduct their respective businesses as currently conducted and as described in the SEC Reports, except where the failure to possess such permits, individually or in the aggregate, has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (“Material Permits”), and neither the Company nor any of its Controlled Entities has received any notice in writing of proceedings relating to the revocation or material adverse modification of any such Material Permits.  The Company’s variable interest entity Beijing Blue I.T. Technologies Co., Ltd. holds a current Cross-Regional VAT License and a current ICP License, each as necessary to conduct its business as currently conducted or as proposed to be conducted as disclosed in the SEC Reports, and to the Company’s Knowledge, there is no action to revoke, cancel, rescind, modify or refuse to renew either such Cross-Regional VAT License or such ICP License.  The Company’s variable interest entity Beijing Jingtian Technology Co., Ltd. holds a current ICP License as necessary to conduct its business as currently conducted or as proposed to be conducted as disclosed in the SEC Reports, and to the Company’s Knowledge, there is no action to revoke, cancel, rescind, modify or refuse to renew such ICP License.

(p)                                 Title to Assets. Except as disclosed in the SEC Reports, the Company and its Controlled Entities have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Company and its Controlled Entities, taken as a whole, in each case free and clear of all Liens except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Company and any of its Controlled Entities. Any real property and facilities held under lease by the Company and any of its Controlled Entities are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Controlled Entities.

(q)                                 Patents and Trademarks. The Company and its Controlled Entities own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as currently conducted or as proposed to be conducted as disclosed in the SEC Reports except where the failure to own, possess, license or have such rights would not have or reasonably be expected to have a Material Adverse Effect.  Except as set forth in the SEC Reports and except where such violations or infringements would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) there are no rights of third parties to any such Intellectual Property; (b) there is no infringement by third parties of any such Intellectual Property; (c) there is no pending or threatened Proceeding by others challenging the Company’s and/or its Controlled Entities’ rights in or to any such Intellectual Property; (d) there is no pending or threatened Proceeding by others challenging the validity or scope of any such Intellectual Property; and (e) there is no pending or threatened Proceeding by others that the Company and/or any Controlled Entity infringes or otherwise violates any patent, trademark, service mark, trade name, copyright, invention, trade secret, technology, Internet domain name, know-how or other proprietary rights of others.

(r)            Transactions With Related Persons. Except as set forth in the SEC Reports and (i) other than the grant of stock options or other equity awards (ii) other than in the ordinary course of business, none of the officers or directors of the Company or any of its Controlled Entities, is presently a party to any transaction with the Company or any of its Controlled Entities or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

(s)            Internal Control Over Financial Reporting. The Company maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and such internal control over financial reporting is effective.

(t)            Sarbanes-Oxley; Disclosure Controls. The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act), and such disclosure controls and procedures are effective.

(u)           Certain Fees. No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon  the Company or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

(v)           Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 of this Agreement and the accuracy of the information disclosed in the Accredited Investor Questionnaires, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers under the Transaction Documents.

(w)          Registration Rights. Other than (i) each of the Purchasers and (ii) as disclosed in the Company’s Form F-1 registration statement, as amended, for its initial public offering, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(x)           No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, none of the Company, its Controlled Entities nor, to the Company’s Knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would (i) cause such offers and sales to be integrated for purposes of Regulation D with the offer and sale by the Company of the Securities as contemplated hereby or that otherwise would cause the exemption from registration under Regulation D to be unavailable in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.

(y)           Listing and Maintenance Requirements. The Company’s Ordinary Shares and ADSs are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Ordinary Shares or ADSs under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received written notice from the Principal Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Trading Market.

(z)           Investment Company. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company,” an “affiliated person” of, “promoter” for or

“principal underwriter” for, an entity “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(aa)         Unlawful Payments. Neither the Company nor any of its Controlled Entities, nor any directors, officers, nor to the Company’s Knowledge, employees, agents or other Persons acting at the direction of or on behalf of the Company or any of its Controlled Entities has, in the course of its actions for, or on behalf of, the Company or any of its Controlled Entities: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the PRC equivalent thereof; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(bb)         Application of Takeover Protections; Rights Agreements. The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Ordinary Shares or a change in control of the Company.

(cc)         Disclosure. The Company confirms that neither it nor any of its officers or directors nor any other Person acting on its or their behalf has provided any Purchaser or its respective agents or counsel with any information that it believes constitutes or could reasonably be expected to constitute material, non-public information except (i) insofar as the existence, provisions and terms of the Transaction Documents and the proposed transactions hereunder may constitute such information, all of which will be disclosed by the Company in the Press Release as contemplated by Section 4.6 hereof and (ii) information regarding the Company’s fourth quarter 2013 financial results. The Company understands and confirms that each of the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company.

(dd)         Off Balance Sheet Arrangements. Except as disclosed in the SEC Reports, there is no transaction, arrangement, or other relationship between the Company (or any Controlled Entity) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed.

(ee)         Acknowledgment Regarding Purchase of Securities.  The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities.

(ff)          Absence of Manipulation.  The Company has not, and to the Company’s Knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

(gg)         OFAC. Neither the Company nor any Controlled Entity nor, to the Company’s Knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any Controlled Entity is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not knowingly, directly or indirectly, use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any Controlled Entity, joint venture partner or other Person or entity, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(hh)         Money Laundering Laws. The operations of each of the Company and any Controlled Entity are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and to the Company’s Knowledge, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and/or any Controlled Entity with respect to the Money Laundering Laws is pending or threatened.

(ii)           No General Solicitation or General Advertising.  Neither the Company nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities.

(jj)           Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(kk)         Foreign Private Issuer. The Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

(ll)           Registration Eligibility.  The Company is eligible to register the resale of the Securities by the Purchasers using Form F-3 promulgated under the Securities Act.

(mm)      Change in Control.  The issuance of the Securities to the Purchasers as contemplated by this Agreement will not trigger any rights under any “change of control” provision in any of the agreements to which the Company or any of its Controlled Entities is a party, including any employment, “change in control,” severance or other compensatory agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

(nn)         No “Bad Actor” Disqualification.  The Company has exercised reasonable care, in accordance with Commission rules and guidance, and has conducted a factual inquiry including the procurement of relevant questionnaires from each Covered Person (as defined below) or other means, the nature and scope of which reflect reasonable care under the relevant facts and circumstances, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, after conducting such sufficiently diligent factual inquiries, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Securities; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Securities (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

(oo)         PRC Mergers and Acquisitions Rules. The Company is aware of and has been advised as to the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “PRC Mergers and Acquisition Rules”) jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and

the State Administration of Foreign Exchange of the PRC on August 8, 2006, including the relevant provisions thereof which purport to require offshore special purpose entities formed for listing purposes and controlled directly or indirectly by PRC companies or individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on an overseas stock exchange. The Company has received legal advice specifically with respect to the PRC Mergers and Acquisitions Rules from its PRC counsel and the Company understands such legal advice. The issuance and sale of the Securities, the listing and trading of the Securities on the NASDAQ Global Select Market or the consummation of the transactions contemplated by the Transaction Documents is not and will not be, as of the date hereof or at the Closing Date, as the case may be, adversely affected by the PRC Mergers and Acquisitions Rules or any official clarifications, guidance, interpretations or implementation rules in connection with or related to the PRC Mergers and Acquisitions Rules.

(pp)         Variable Interest Entities and Arrangements.

(A)          The description of each of the agreements under the caption “Contractual Arrangements with Our Consolidated Variable Interest Entities” contained in Item 4.C. of the Company’s annual report on Form 20-F for the year ended December 31, 2012, as supplemented by the disclosure set forth on Schedule 3.1(pp)(A) attached hereto (the “Ownership Structure Disclosure”) (collectively, the “VIE Agreements”) is true and correct in all material respects as of the date of the filing of such report, and is true and correct as of the date hereof, as supplemented by the Ownership Structure Disclosure . Each party to the VIE Agreements has the legal right, power and authority (corporate and other, as the case may be) to enter into and perform its respective obligations under the VIE Agreements and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements; and each of the VIE Agreements constitutes a valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms.

(B)          Beijing Blue I.T. Technologies Co., Ltd. and Beijing Jingtian Technology Co., Ltd. are the Company’s only variable interest entities (the “VIEs”), and the ownership structure of the VIEs and the Company’s PRC Subsidiaries as set forth in the SEC Reports as supplemented by the Ownership Structure Disclosure (the “Ownership Structure”) complies with the current PRC laws.  Except as disclosed in the SEC Reports, neither the Ownership Structure nor the VIE Agreements violate, breach, contravene or otherwise conflict with any applicable PRC laws; neither the Ownership Structure nor the VIE Agreements have been challenged by any PRC governmental agency; and there are no legal, arbitral, governmental or other proceedings (including, without limitation, governmental investigations or inquiries) pending before or, to the best knowledge of the Company, threatened or contemplated by any PRC governmental agency in respect of such Ownership Structure or VIE Agreements.

(C)          All of the registered capital of the VIEs have been duly authorized and validly issued and are fully paid and non-assessable, and such equity interests are owned directly by their respective equityholders as set forth in the SEC Reports as of the date of the filing of such reports, and, as such disclosure is supplemented by the Ownership Structure Disclosure, as of the date hereof, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity except such as disclosed therein. Each of the individual shareholders of the VIEs is a citizen of the PRC.

(D)          The execution and delivery by the Company, ChinaCache Network Technology (Beijing) Limited (“ChinaCache Beijing”), the VIEs and each of the equityholders of the VIEs of, and their performance of their respective obligations under, each of the VIE Agreements will not: (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which the Company, ChinaCache Beijing, the VIEs or the equityholders of the VIEs, as the case may be, are a party or by which the Company, ChinaCache Beijing, the VIEs or the equityholders of the VIEs are bound or to which any of the properties or assets of the Company, ChinaCache Beijing, the VIEs or the equityholders of the VIEs are subject; (ii) result in any violation of the provisions of the articles of association, business license or other constitutive documents of the Company, ChinaCache Beijing or the VIEs; (iii) result in any breach or violation of or constitute a default under any PRC law, rules or regulations except as disclosed in the SEC Reports; or (iv) result in any breach or violation of any arbitration award or judgment, order or decree of any court of the PRC, or any order, rule or regulation of any PRC governmental agency having jurisdiction over the Company, ChinaCache Beijing, the VIEs or the equityholders of the VIEs or any of their properties.

(E) (i)  Each of the VIE Agreements is in proper legal form under the laws of the PRC for the enforcement thereof against ChinaCache Beijing, the VIEs or the equityholders of the VIEs, as the case may be, in the PRC without further action by the Company, ChinaCache Beijing, the VIEs or the equityholders of the VIEs; (ii) all governmental authorization required under the PRC laws, rules and regulations in connection with the Ownership Structure and the VIE Arrangements have been granted, duly made or unconditionally obtained in writing and are in full force and effect, provided that any exercise by the Company of its rights under the relevant exclusive option agreements will be subject to: (a) the approval of and/or registration with the PRC governmental agencies for the resulting equity transfer; and (b) the exercise price for equity transfer under the VIE Agreements complying with the PRC laws, and (iii) no such governmental authorization has been withdrawn or revoked or is subject to any condition precedent which has not been fulfilled or performed; and, to ensure the legality, validity, enforceability or admissibility in evidence of each of the VIE Agreements in the PRC, except for the filings and records already obtained by the PRC Companies, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC (except that the enforcement of the Share Pledge Agreement dated July 1, 2013 among ChinaCache Beijing, Wang Lei and Beijing Jingtian Technology Limited shall be subject to the registration of such share pledge with relevant office of the administration for industry and commerce) or that any stamp or similar tax be paid on or in respect of any of the VIE Agreements.

(F)           The Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the VIEs through its rights to direct the respective equityholders of the VIEs as to the exercise of their voting rights.

3.2          Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)           Organization; Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or other power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)           No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser (if such Purchaser is an entity), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S federal and U.S. state securities laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

(c)           Investment Intent. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to, or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities laws, provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Securities for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable U.S. federal and U.S. state securities laws. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities to or through any person or entity.

(d)           Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(e)           General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(f)            Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(g)           Access to Information. Such Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Controlled Entities and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Securities.

(h)           Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any

Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

(i)            Independent Investment Decision. Such Purchaser has independently evaluated the merits of its decision to purchase Securities pursuant to the Transaction Documents, and such Purchaser confirms that it has not relied on the advice of any other Purchaser’s business and/or legal counsel in making such decision. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(j)            Reliance on Exemptions. Such Purchaser understands that the Securities being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and U.S. state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

(k)           No Governmental Review. Such Purchaser understands that no U.S. federal or U.S. state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(l)            Residency. Such Purchaser’s residence (if an individual) or office in which its investment decision with respect to the Securities was made (if an entity) are located at the address immediately below such Purchaser’s name on its signature page hereto.

3.3          The Company and each of the Purchasers acknowledge and agree that no party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article III and the Transaction Documents.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1          Transfer Restrictions.

(a)           Compliance with Laws. Notwithstanding any other provision of this Article IV, each Purchaser covenants that the Securities may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable U.S. federal and U.S. state securities laws.  In connection with any transfer of the Securities other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of seller and, if applicable, broker representation letter(s)) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Depositary, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Depositary, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Depositary, to the effect that such transfer does not require registration of such Securities under the Securities Act.  As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement with respect to such transferred Securities.

(b)           Legends. Certificates evidencing the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form, until such time as they are not required under Section 4.1(c) or applicable law:

THE RESTRICTED AMERICAN DEPOSITARY SHARES (“RESTRICTED ADSs”) CREDITED TO YOUR ACCOUNT AND THE UNDERLYING RESTRICTED SHARES (“RESTRICTED SHARES”) OF THE COMPANY ARE SUBJECT TO THE TERMS OF THE RESTRICTED LETTER AGREEMENT, DATED AS OF FEBRUARY 25, 2014 (THE “RESTRICTED LETTER AGREEMENT”) AND THE DEPOSIT AGREEMENT, DATED AS OF SEPTEMBER 30, 2010, AS AMENDED AND SUPPLEMENTED (AS SO AMENDED AND SUPPLEMENTED, THE “DEPOSIT AGREEMENT”).  ALL TERMS USED BUT NOT OTHERWISE DEFINED HEREIN SHALL, UNLESS OTHERWISE SPECIFICALLY DESIGNATED HEREIN, HAVE THE MEANING GIVEN TO SUCH TERMS IN THE RESTRICTED LETTER AGREEMENT, OR IF NOT DEFINED THEREIN, IN THE DEPOSIT AGREEMENT.

HOLDERS AND BENEFICIAL OWNERS OF THE RESTRICTED ADSs BY ACCEPTING AND HOLDING THE RESTRICTED ADSs, AND ANY INTEREST THEREIN, SHALL BE BOUND BY THE TERMS OF THE DEPOSIT AGREEMENT AND THE RESTRICTED LETTER AGREEMENT.  AT THE TIME OF ISSUANCE OF THE RESTRICTED ADSs, THE SHARES REPRESENTED THEREBY HAD NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH SHARES AND ADSs HAD NOT BEEN  REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND, IN EACH CASE OF (A) OR (B) ABOVE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

PRIOR TO THE SALE OF THE RESTRICTED ADSs AND ISSUANCE OF FREELY TRANSFERABLE ADSs IN RESPECT THEREOF, A HOLDER OF RESTRICTED ADSs WILL BE REQUIRED TO PROVIDE TO THE DEPOSITARY AND TO THE COMPANY A RESALE CERTIFICATION AND ISSUANCE INSTRUCTION IN THE FORM ATTACHED TO THE RESTRICTED LETTER AGREEMENT.  PRIOR TO THE WITHDRAWAL OF THE RESTRICTED SHARES, A HOLDER OF RESTRICTED ADSs WILL BE REQUIRED TO PROVIDE TO THE DEPOSITARY AND TO THE COMPANY A WITHDRAWAL CERTIFICATION IN THE FORM ATTACHED TO THE RESTRICTED LETTER AGREEMENT.  THE TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN AND IN THE RESTRICTED LETTER AGREEMENT SHALL REMAIN APPLICABLE WITH RESPECT TO THE RESTRICTED ADSs AND THE RESTRICTED SHARES UNTIL SUCH TIME AS THE PROCEDURES SET FORTH IN THE RESTRICTED LETTER AGREEMENT FOR REMOVAL OF RESTRICTIONS ARE SATISFIED.  NEITHER THE COMPANY NOR THE DEPOSITARY MAKES ANY REPRESENTATION AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALE OF THE RESTRICTED SHARES OR THE RESTRICTED ADSs.  A COPY OF THE DEPOSIT AGREEMENT AND OF THE

RESTRICTED LETTER AGREEMENT MAY BE OBTAINED FROM THE DEPOSITARY OR THE COMPANY UPON REQUEST.

(c)           Removal of Legends. The restrictive legend set forth in Section 4.1(b) above shall be removed and the Company shall instruct the Depositary to issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (i) such Securities are registered for resale under the Securities Act, (ii) such Securities are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions.  Following the earlier of (i) the Effective Date or (ii) Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Securities and without volume or manner-of-sale restrictions, the Company shall instruct its Depositary to remove the legend from the Securities, if each Purchaser causes its counsel to issue any legend removal opinion required by the Depositary.  Any fees with respect to the Depositary shall be borne by the Company and any fees associated with the issuance of such opinion shall be borne by the Purchaser.  Certificates for Securities free from all restrictive legends may be transmitted by the Depositary to the Purchasers by crediting the account of the Purchaser’s prime broker with DTC as directed by such Purchaser.

(d)           Acknowledgement. Each Purchaser hereunder acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Securities or any interest therein without complying with the requirements of the Securities Act. Except as otherwise provided below, while the Registration Statement remains effective, each Purchaser hereunder may sell the Securities in accordance with the plan of distribution contained in the registration statement and if it does so it will comply therewith and with the related prospectus delivery requirements unless an exemption therefrom is available or unless the Securities are sold pursuant to Rule 144.  Each Purchaser, severally and not jointly with the other Purchasers, agrees that if it is notified by the Company in writing at any time that the registration statement registering the resale of the Securities is not effective or that the prospectus included in such registration statement no longer complies with the requirements of Section 10 of the Securities Act, the Purchaser will refrain from selling such Securities until such time as the Purchaser is notified by the Company that such registration statement is effective or such prospectus is compliant with Section 10 of the Exchange Act, unless such Purchaser is able to, and does, sell such Securities pursuant to an available exemption from the registration requirements of Section 5 of the Securities Act.

4.2          Acknowledgment of Dilution.  The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding Ordinary Shares.  The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Securities pursuant to the Transaction Documents, are  regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3          Furnishing of Information. In order to enable the Purchasers to sell the Securities under Rule 144 of the Securities Act, for a period of one year from the Closing, the Company shall maintain the registration of the Securities under Section 12(b) or 12(g) of the Exchange Act and timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  During such one year period, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available the information described in Rule 144(c)(2), if the provision of such information will allow resales of the Securities pursuant to Rule 144.

4.4                               Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D.  The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

4.5                               No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.6                               Securities Laws Disclosure; Publicity.  The Company shall, by 9:00 a.m., New York City time, on the second (2nd) Business Day after the date of this Agreement issue one or more press releases (collectively, the “Press Release”) reasonably acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby.  If this Agreement terminates prior to Closing, by the end of the first Business Day following the date of such termination, the Company shall issue a press release disclosing such termination.  The Company shall not publicly disclose the name of any Purchaser or any Affiliate or investment adviser of any Purchaser, or include the name of any Purchaser or any Affiliate or investment adviser of any Purchaser in any press release or in any filing with the Commission (other than a Registration Statement) or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by the U.S. federal securities law in connection with any registration statement contemplated by the Registration Rights Agreement and (ii) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or Trading Market regulations, in which case the Company shall provide the Purchasers with prior written notice of such disclosure permitted under this subclause (ii) to the extent permissible under the applicable laws or regulations.

4.7                               Non-Public Information. Except with the express written consent of such Purchaser and unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information, the Company shall not, and shall cause each Controlled Entity and each of their respective officers, directors, employees and agents, not to, and each Purchaser shall not solicit the Company, any of its Controlled Entities or any of their respective officers, directors, employees or agents to provide any Purchaser with any material, non-public information regarding the Company or any of its Controlled Entities from and after the filing of the Press Release.

4.8                               Indemnification.

(a)                                 Indemnification of Purchasers. In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees, agents and investment advisers (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, employees, agents and investment advisers (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, an “Indemnified Person”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Indemnified Person may suffer or incur as a result of (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents, provided that, with respect to a Purchaser and its related Indemnified Persons, the Company’s maximum liability hereunder shall not exceed an amount equal to the Subscription Amount received by it from such Purchaser, or (ii) any action instituted against an Indemnified Person in any capacity, or any of them or their respective Affiliates, by any shareholder of the Company or other third party who is not an Affiliate of such Indemnified Person, with respect to any of the transactions contemplated by this Agreement.    The Company will not be liable to any Indemnified Person under this Agreement to the extent that a loss, claim, damage or liability is directly attributable to any Indemnified Person’s breach of any of the representations, warranties, covenants or agreements made by such Indemnified Person in this Agreement or in the other Transaction Documents.

(b)                                 Conduct of Indemnification Proceedings. Promptly after receipt by any Indemnified Person of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any Proceeding in respect of which indemnity may be sought pursuant to Section 4.8(a), such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially and adversely prejudiced by such failure to notify (as determined by a court of competent jurisdiction, which determination is not subject to appeal or further review). In any such Proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) the Company shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such Proceeding; or (iii) in the reasonable judgment of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Person, the Company shall not effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding.

4.9                               Listing of ADSs. The Company will use its reasonable best efforts to list the ADSs representing the Shares for quotation on the NASDAQ Global Select Market.  The Company has no present intention of delisting the ADSs from the NASDAQ Global Select Market.

4.10                        Certain Transactions.  The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

4.11                        Interim Conduct.  From the date hereof until the Closing Date, the Company shall, and shall cause each of its Controlled Entities to (i) carry on its business in the ordinary course consistent with past practice, (ii) not make any distribution (whether in cash, stock, property or assets) or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any of its capital stock and (iii) not take any action that would make any representation or warranty of the Company in this Agreement, or omit to take any action necessary to prevent any representation or warranty of the Company under this Agreement from being, inaccurate at, or as of any time before, the Closing Date.

4.12                        Use of Proceeds.  The Company may use the proceeds from the sale of the Securities hereunder to repurchase up to (but no more than) $35.0 million of outstanding Ordinary Shares (whether in the form of ADSs or otherwise) so long as (i) the effective price per Ordinary Share paid by the Company in any such repurchase does not exceed the Per Share Purchase Price and (ii) the effective price per ADS paid by the Company in any such repurchase does not exceed the Per ADS Purchase Price.

4.13                        Preemptive Rights.

(a)                                 If, at any time during a period of twelve (12)  months commencing on the Closing Date, the Company offers to sell Covered Securities (as defined below) in a public or private offering of Covered Securities for cash (a “Qualified Offering”), each Purchaser shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered, in the aggregate up to the amount of Covered Securities required to enable it to maintain its Qualified Purchaser Percentage Interest (measured immediately prior to such offering).  “Qualified Purchaser Percentage Interest” means, as of any date of determination, the percentage equal to (i) the number of Ordinary Shares acquired pursuant to this Agreement and then held by such Purchaser (directly or indirectly) as of the date of determination, divided by (ii) the total number of outstanding Ordinary Shares as of such date. “Covered Securities” means Ordinary Shares and any rights, options or warrants to purchase or securities convertible into or exercisable or exchangeable for, or representing, Ordinary Shares, including without limitation ADSs, other than securities that are (A) issued or issuable upon the exercise or conversion of any securities of the Company issued and outstanding as of the date hereof;  (B) issued or issuable by the Company pursuant to any employment contract, employee incentive or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan approved by the Company’s board of directors where stock is being issued or offered to a trust, other entity to or for the benefit of any employees, consultants, officers or directors of the Company; or (C) issued or issuable in connection with the acquisition of another company or business approved by the Company’s board of directors, or to an entity as component of any business relationship with such entity for business reasons other than raising capital, as approved by the Company’s board of directors.

(b)                                 Prior to the closing of any Qualified Offering of Covered Securities, the Company shall give each Purchaser written notice of its intention to make such an offering, describing, to the extent then known (it being understood and agreed that price may not be known in a public offering), the anticipated amount of securities and other material terms then known to the Company upon which the Company proposes to offer the same (such notice, a “Qualified Offering Notice”).  The Company shall be only obligated to deliver such notice only to the individuals identified according to the addresses identified on such Purchaser’s signature page hereto, and shall not communicate the information to anyone else acting on behalf of the Purchaser without the consent of one of the designated individuals.  Each Purchaser shall then have 5 days (but at least 3 Business Days)  after receipt of the Qualified Offering Notice (the “Offer Period”) to notify the Company in writing that it intends to exercise such preemptive right and as to the amount of Covered Securities the Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 4.13(a) (the “Designated Securities”); provided, however, that if the price (or range of prices) is not included in the Qualified Offering Notice, then such Purchaser’s notice of its intention to exercise its preemptive right may be conditioned on price.  Such notice constitutes an irrevocable agreement of such Purchaser to purchase the amount of Designated Securities specified by such Purchaser (or a proportionately lesser amount if the amount of Covered Securities to be offered in such Qualified Offering is subsequently reduced) at the price (or range of prices) established in the Qualified Offering and other terms set forth in the Company’s notice to it, subject to the proviso in the immediately preceding sentence, provided that the Qualified Offering is consummated as described.  The failure to respond during the Offer Period constitutes a waiver of such Purchaser’s preemptive right in respect of such offering.  The sale of the Covered Securities in the Qualified Offering, including any Designated Securities, shall be closed not later than 30 days after the end of the Offer Period.  The Covered Securities to be sold to other investors in such Qualified Offering shall be sold at a price not less than, and upon terms no more favorable to such other investors than, those specified in the Qualified Offering Notice.  If the Company does not consummate the sale of Covered Securities to other investors within such 30-day period, the right provided hereunder shall be revived and such securities shall not be offered unless first reoffered to the Purchasers in accordance herewith.  Notwithstanding anything to the contrary set forth herein and unless otherwise agreed by the Purchasers, by not later than the end of such 30-day period, the Company shall either confirm in writing to the Purchasers that the Qualified Offering has been abandoned or shall publicly disclose its intention to issue the Covered Securities in the Qualified Offering, in either case in such a manner that the Purchasers will not be in possession of any material, non-public information thereafter.

(c)                                  If a Purchaser exercises its preemptive right provided in this Section 4.13 with respect to a Qualified Offering, the Company shall offer and sell such Purchaser, if any such offering is consummated, the Designated Securities (as adjusted, upward to reflect the actual size of such offering when priced) at the same price as the Covered Securities are offered to third persons (not including the underwriters or the initial purchasers in a Rule 144A offering that is being reoffered by the initial purchasers) in such offering and shall provide written notice of such price upon the determination of such price, and the Company will offer and sell the Designated Securities to each Purchaser upon terms and conditions not less favorable than the most favorable terms and conditions offered to other persons or entities in such Qualified Offering.

ARTICLE V.

CONDITIONS PRECEDENT TO CLOSING

5.1                               Conditions Precedent to the Obligations of the Purchasers to Purchase Securities. The obligation of each Purchaser to acquire Securities at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by such Purchaser (as to itself only):

(a)                                 Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.

(b)                                 Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c)                                  No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d)                                 Consents. The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Securities, all of which shall be and remain so long as necessary in full force and effect.

(e)                                  No Suspensions of Trading of ADSs; Listing . The ADSs representing the Ordinary Shares (i) shall be designated for listing and quotation on the Principal Trading Market and (ii) shall not have been suspended, as of the Closing Date, by the Commission or the Principal Trading Market from trading on the Principal Trading Market nor shall suspension by the Commission or the Principal Trading Market have been threatened, as of the Closing Date, either (A) in writing by the Commission or the Principal Trading Market or (B) by falling below the minimum listing maintenance requirements of the Principal Trading Market.  The Company shall have obtained approval of the Principal Trading Market to list the ADSs representing the Shares.

(f)                                   Company Deliverables . The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(g)                                  Termination . This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.15 herein.

(h)                                 Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement.

5.2                               Conditions Precedent to the Obligations of the Company to sell Securities. The Company’s obligation to sell and issue the Securities to each Purchaser at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)                                 Representations and Warranties. The representations and warranties made by such Purchaser contained herein shall be true and correct as of the date when made, and as of the Closing Date as though made on and as of such date, except for representations and warranties that speak as of a specific date.

(b)                                 Performance. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

(c)                                  No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d)                                 Purchasers Deliverables. Such Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

(e)                                  Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.15 herein.

ARTICLE VI.

MISCELLANEOUS

6.1                               Fees and Expenses.  Except as set forth elsewhere in the Transaction Documents, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby.  The Company shall pay all Depositary fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Securities to the Purchasers.

6.2                               Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.3                               Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section prior to 5:00 p.m., New York City time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 5:00 p.m., New York City time, on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:

ChinaCache International Holdings Ltd.

Section A, Building 3

Dian Tong Creative Square

No. 7 Jiuxianqiao North Road, Chaoyang District

Beijing, 100015

People’s Republic of China

Telephone No.: +(86 10) 6408 4466

Facsimile No.: +(86 10) 6408 5888

Chief Executive Officer

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Telephone No.: +852.3740.4850

Facsimile No.: +852.3910.4850

Attention:  Julie Gao

If to a Purchaser:	To the address set forth under such Purchaser’s name on the signature page hereof;

With a copy to:	Greenberg Traurig, LLP One International Place Boston, MA 02110 Telephone No.: 617-310-6205 Facsimile No.: 617-279-8402 Attention: Bradley A. Jacobson

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.4                               Amendments; Waivers; No Additional Consideration. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party.  No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Purchasers who then hold Securities.

6.5                               Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

6.6                               Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchasers. Any Purchaser may assign its rights hereunder in whole or in part to any Person to whom such Purchaser assigns or transfers any Securities in compliance with the Transaction Documents and applicable law, provided such transferee shall agree in writing to be bound, with respect to the transferred Securities, by the terms and conditions of this Agreement that apply to the “Purchasers”.

6.7                               No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than the Indemnified Persons.

6.8                               Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

6.9                               Survival. Subject to applicable statute of limitations, the representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities.

6.10                        Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.11                        Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.12                        Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and its Depositary of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and its Depositary for any losses in connection therewith or, if required by the Depositary, a bond in such form and amount as is required by the Depositary. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate or instrument. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.13                        Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

6.14                        Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document.  The decision of each Purchaser to purchase Securities pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any Controlled Entity which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and none of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose.  It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

6.15                        Termination. This Agreement may be terminated and the sale and purchase of the Securities abandoned at any time prior to the Closing by either the Company or any Purchaser (with respect to itself only) upon written notice to the other, if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.15 shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.  Nothing in this Section 6.15 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

6.16                        Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.17                        Adjustments in Ordinary Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in Ordinary Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Ordinary Shares), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in any Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOR COMPANY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

By:	/s/ Song Wang
Name:	Song Wang
Title:	Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOR PURCHASERS FOLLOW]

PURCHASERS:

Ascension Alpha Fund, LLC
Ascension Health Master Pension Trust
Franciscan Alliance, Inc.
J. Caird Investors (Bermuda) L.P.
J. Caird Partners, L.P.
Retail Employees Superannuation Trust
The Hartford Diversified International Fund
The Hartford Global All-Asset Fund
Tise Peak Master Investors (Cayman) L.P.
Wellington Management Portfolios (Australia) — Global Contrarian Equity Portfolio
Wellington Management Portfolios (Dublin) — Multi-Asset Absolute Return Portfolio
Wellington Management Portfolios (Dublin) plc — Opportunistic Themes Portfolio
Wellington Management Portfolios (Luxembourg) Global Contrarian Equity Portfolio
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Global Equities Portfolio
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Unconstrained Themes
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Unconstrained Themes
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Global Contrarian Equity Portfolio
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Opportunistic Equity Portfolio
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Asia Contrarian Equity Portfolio
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Diversified Alpha Strategies — Master Return Portfolio
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Global Contrarian Equity Portfolio
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Opportunistic Equity Portfolio
WMP Opportunistic Investment Partners, L.P.

By:	Wellington Management Company, as investment adviser
By:	/s/ Steven M. Hoffman
Name:	Steven M. Hoffman
Title:	Vice President and Counsel